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                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                     SECURITY BENEFIT LIFE INSURANCE COMPANY

            (The Corporation was originally incorporated under the name of "The National Council of The Knights and Ladies of Security" which was later changed to "The Security Benefit Association." Its original Articles of Incorporation were filed with the Kansas Secretary of State on February 22, 1892. At a meeting of the Board of Directors of the Corporation, held on March 3, 1998, having been first duly noticed and called, the following amended and restated Articles of Incorporation were duly approved. The amended and restated Articles of Incorporation were also approved by the policyholders of the Corporation at a special meeting held on May 4, 1998)

                                     FIRST.

The name of this Corporation shall be SECURITY BENEFIT LIFE INSURANCE COMPANY.

                                     SECOND.

The purposes of the Corporation are:

      (a) To engage in the business of an insurer pursuant to the Kansas Insurance Code as authorized by its Certificate of Authority, including without limitation, to make insurance upon the lives of persons and every insurance appertaining thereto or connected therewith, and to grant, purchase or dispose of annuities; to make insurance on the health of individuals, against accidental personal injury, disablement or death, and against loss, liability or expense on account thereof; and to provide benefits for its policy holders in the case of illness or injury; and

      (b) To engage in any lawful act or activity for which corporations may be organized under the Kansas General Corporation Code.

                                     THIRD.

The address of its registered office in the State of Kansas is 700 SW Harrison Street, Topeka, Shawnee County, Kansas, 66636; and the name of its resident agent at such address is Security Benefit Life Insurance Company.

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                                     FOURTH.

The Corporation is authorized to issue 1,000,000 shares of common stock with a par value of $10.00 per share.

                                     FIFTH.

      (a) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under the provisions of K.S.A. 17-6424 and amendments thereto, or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Code of the State of Kansas is amended after the filing of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Code of the State of Kansas, as so amended.

      (b) Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                     SIXTH.

      The Board of Directors of the Corporation may adopt, amend and repeal the Bylaws of the Corporation.

      IN WITNESS WHEREOF, I have hereunto subscribed my name at Topeka, Kansas, on this 7th day of July, 1998.

                                                /s/ HOWARD R. FRICKE
                                                -------------------------------
                                                Howard R. Fricke
                                                Chief Executive Officer

ATTEST:

/s/ ROGER K. VIOLA
-------------------------------
Roger K. Viola, Secretary

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STATE OF KANSAS   )
                  ) ss.
COUNTY OF SHAWNEE )

      The foregoing instrument was acknowledged before me this 7th day of July, 1998, by Howard R. Fricke and Roger K. Viola, chief executive officer and secretary, respectively, of Security Benefit Life Insurance Company, a Kansas corporation, on behalf of said corporation.

      IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal at Topeka, Kansas, on this 7th day of July, 1998.

                                               /s/ ANNETTE E. CRIPPS
                                               ---------------------------------
                                               Notary Public

My Appointment Expires:  July 8, 2001

Approved for filing.

/s/ KATHLEEN SEBELIUS
-------------------------------
Kathleen Sebelius
Commissioner of Insurance

Date: July 16, 1998

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                CORPORATION CHANGE OF REGISTERED OFFICE OR AGENT

1.    Name of corporation: Security Benefit Life Insurance Company

2.    State of organization: Kansas

3. The registered office in the state of Kansas is changed to: One Security Benefit Place, Topeka, Kansas 66636.

4.    The resident agent in Kansas is changed to:

I declare under penalty of perjury under the laws of the state of Kansas that the foregoing is true and correct. Executed on the 7th day of June, 2002.

                                            /s/ KRIS A. ROBBINS
                                            -----------------------------------
                                            Kris A. Robbins, President

                                            /s/ ROGER K. VIOLA
                                            -----------------------------------
                                            Roger K. Viola, Secretary